Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 Nos. 333-98211) pertaining to the Oceaneering International, Inc. Retirement Investment Plan;

(2)	Registration Statement (Form S-8 Nos. 333-166612) pertaining to the 2010 Incentive Plan of Oceaneering International, Inc.; and

(3)	Registration Statement (Form S-8 Nos. 333-174078) pertaining to the Oceaneering International, Inc. Retirement Investment Plan

of our reports dated February 20, 2014, with respect to the consolidated financial statements of Oceaneering International, Inc. and the effectiveness of internal control over financial reporting of Oceaneering International, Inc. included in this Annual Report (Form 10-K) of Oceaneering International, Inc. for the year ended December 31, 2013.

/S/ ERNST & YOUNG LLP
Houston, Texas
February 20, 2014